EXHIBIT 10.6

Peter Staple

Re:                             Offer of Employment by Corium International, Inc.

Dear Peter,

I am very pleased to present to you this offer of employment with Corium International, Inc. (the “Company”), in the positions of President and Chief Executive Officer, with a start date of March 26, 2008.  You will report to the Company’s Board of Directors (the “Board”).  The terms of our offer and the benefits currently provided by the Company are as follows:

1.                                      Starting Salary.  Your annual base salary will be Three Hundred Seventy Five Thousand Dollars ($375,000) per year, payable in accordance with the Company’s normal payroll practices, with such payroll deductions and withholdings as are required by law.  Your annual base salary will be subject to annual review by the Board.

2.                                      Annual Bonus.  Your annual target bonus will be forty percent (40%) of your annual base salary.  The actual amount of your annual bonus will be based upon the achievement of certain goals and objectives to be mutually determined by you and the Board and will be prorated to your start date.  The bonus for any year will be paid only if you are employed by the Company at the time of payment.  The determinations of the Board with regard to your bonus shall be final and binding.

3.                                      Benefits.  In addition, you will be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, as are made available by the Company to its other executives, subject to the terms and conditions thereof.  You will also be entitled to paid vacation and holidays pursuant to the terms of the Company’s vacation policy as may exist from time to time.

4.                                      Stock Options.  Upon your acceptance of this offer, you will be granted a stock option (the “Option”) under our 2002 Stock Option Plan (the “Plan”) to purchase up to 3,537,214 shares of Common Stock of the Company (representing five percent of the Company’s current Fully-Diluted Capitalization, as defined below) at the fair market value of the Company’s Common Stock, as determined by the Board on the date the Board approves such grant.  The Option will vest at the rate of twenty five percent (25%) on your first anniversary with the Company, and an additional two and eighty three thousands percent (2.0.83%) per month thereafter, so long as you remain employed by the Company.  Notwithstanding the foregoing, in the event of certain terminations of your employment with the Company, the vesting of the Option will be accelerated as set forth below.

In addition, following the closing of the Company’s next equity financing, you will be

235 Constitution Drive, Menlo Park, CA 94025
Phone: 650.298.8255 Fax:  650,298.8012

granted an additional stock option (the “Additional Option” and together with the Option, the “Options”) under the Plan to purchase up to that number of shares of the Company’s Common Stock equal to the differences between (i) five percent (5%) of the Company’s Fully-Diluted Capitalization as of immediately after the closing of the Company’s next equity financing (giving effect to the grant of the Additional Option) and (ii) the number of shares subject to the Option, at the fair market value of the Company’s Common Stock on the date of grant, as determined by the Board.  As used herein, “Fully-Diluted Capitalization” means the sum of (1) the total number of shares of Common Stock of the Company then outstanding plus (2) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock of the Company are then convertible plus (3) the number of shares of Common Stock of the Company issuable pursuant to then outstanding options, warrants and other convertible securities plus (4) the number of shares of Common Stock of the Company then available for future grants under the Plan.  At your request on or before the Board meeting at which the options are granted, the agreements covering the Options will include provisions for early exercise of such stock options, subject to repurchase rights of the Company consistent with the respective option vesting schedules.

5.                                      Vesting Acceleration.  In the event of (i) a Liquidation Event (as defined in the Company’s Amended and Restated Certificate of Incorporation, as such may be amended from time to time), followed by (ii) the termination of your employment by the Company (or a successor to or an entity controlling the Company) without Cause (as defined below) or the termination of your employment by you for Good Reason (as defined below) within one (1) year following the consummation of the Liquidation Event, then as of immediately prior to the date of your termination, one hundred percent (100%) of the then remaining unvested shares subject to the Options will immediately vest.

As used herein, “Cause” means (i) the conviction of, or the entering of a guilty plea to or for, any felony or a crime involving moral turpitude; (ii) the commission of a material breach of any of your obligations under the applicable Employee Invention Assignment and Confidentiality Agreement (as described below) or of this Agreement, after reasonable notice and reasonable opportunity to cure; (iii) the commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company or other conduct materially harmful to the Company’s interests, as determined by the Board in its reasonable discretion; or (iv) the failure or refusal to follow (other than as a result of having a disability) lawful, reasonable and proper directions delivered to you by the Board (provided, however, that you shall be given written notice of, and shall have a ten (10) business day period following such notice, to cure a failure or refusal under this subclause (iv)).

As used herein, “Good Reason” means the occurrence of any of the following conditions without your written consent: (i) a requirement that you relocate your principle place of work to a location more than twenty-five (25) miles from your initial work location; (ii) a material reduction in title, status, responsibility or authority, provided that a mere change in your title shall not constitute grounds for a termination by you for Good Reason so long as there is no reduction in your duties, responsibilities or authority following such change in title, or our removal from such position or responsibilities without Cause; or (iii) a reduction in your annual base compensation or material reduction in your participation in incentive compensation plans or employee benefits.

6.                                      Severance Benefits.  If your employment is terminated at any time by the Company (or a successor to or entity controlling the Company) without Cause, or by you or Good Reason, whether or not a Liquidation Event has occurred, then the following provisions will apply: (i) conditioned upon your execution of a release and waiver of claims against the Company and its officers, directors and stockholders in a form reasonably acceptable to you and the Company, on the effective date of termination the Company will pay you.  In addition to other amounts that may be legally due and payable and subject to applicable taxes and withholding requirements, (A) a lump sum severance amount equal to twelve (12) months of your then-current base salary plus the amount of your annual target bonus based on your then-current salary, plus (B) pro-rated portion of your target bonus for the portion of the then-current year that you have served prior to termination (or, if the termination does not occur after a Liquidation Event, such other bonus amount that reflects the progress toward meeting goals and objectives for the target bonus for such period, as determined by the Board in its reasonable discretion); (ii) the Company will pay the premiums for the continuation of medical, dental and vision benefits under COBRA for you and your dependents for a period of twelve months or until such earlier time as you obtain employment providing substantially similar benefits; and (iii) (unless acceleration otherwise will occur under Paragraph 5 above) the vesting of your Options shall be accelerated so that as of the date of termination they shall become vested to the extent they would have otherwise vested one year after the date of termination.

7.                                      Parachute Payments.  In the event that the severance and other benefits provided for in this letter agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your discretion, severance and other benefits under this letter agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this letter agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Notwithstanding the foregoing, if at the time of a Liquidation Event giving rise to such payments, the common stock of the Company is not registered for trading on the public markets in the United States, then at your written request the Company will use its best efforts to obtain a “cleansing vote” of stockholders as required to remove the potential liability for the excise tax under Section 4999 of the Code.  Unless the Company and you otherwise agree in writing, any determination required under this Section 7 shall be made, after due consultation with you and your advisors, in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes.  For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8.                                      Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  You represent that your signing of this letter agreement, agreement(s) concerning stock options granted to you under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

9.                                      At-Will Employment.  While we look forward to a long and productive relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at will employment status may only occur by way of a written agreement signed by you and the Chairman of the Company.

10.                               Authorization to Work.  Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

11.                               Board Membership.  You will become a member of the Board, contingent upon your acceptance of this offer and the commencement of your employment at the Company.

12.                               Indemnification; D&O Insurance.  The Company will indemnify, defend and hold you harmless to the full extent permitted by law, in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation and Bylaws.  Promptly following your acceptance of this offer, the Company will enter into a standard officer and director Indemnification Agreement, and the Company shall add you as an additional named insured under its directors’ and officers’ liability insurance policy.

13.                               Arbitration.  You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, your employment with the Company, and specifically to this letter agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Such arbitration shall be conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.  You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this arbitration provision in court.

14.                               Background Check.  This offer is contingent upon a successful employment verification of criminal, education, and employment background, as well as a personal credit check, and drug screening, which shall be completed prior to March 26, 2008.  This offer can be rescinded prior to your start date based upon data received in the verification.

15.                               Entire Agreement.  This letter agreement, the agreement(s) concerning stock options granted to you under the Plan and the Employee Invention Assignment and Confidentiality Agreement, will form the complete and exclusive statement of your employment agreement with the Company.  It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and the Chairman of the Company.

16.                               Acceptance.  If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me.  This offer will expire on March 18, 2008.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter agreement and the attached documents, if any.  Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Robert Thomas p.p.

I have read and understood this letter agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/Peter Staple	Date signed:	03/14/08